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                 SHAREHOLDER SERVICING AGREEMENT


         SHAREHOLDER SERVICING AGREEMENT dated October 28,

1994 between Alliance All-Market Advantage Fund, Inc., a

Maryland corporation (the "Fund"), and Kidder, Peabody & Co.

Incorporated, a Delaware corporation (the "Shareholder

Servicing Agent").

         WHEREAS, the Fund is a closed-end, non-diversified

management investment company registered under the

Investment Company Act of 1940, as amended (the "1940 Act"),

the shares of the common stock of which are registered under the Securities Act of 1933, as amended; and

         WHEREAS, the Fund desires to retain the Shareholder

Servicing Agent to render services with respect to the

Fund's shareholders, and the Shareholder Servicing Agent is

willing to render such services.

         NOW, THEREFORE, in consideration of the mutual

terms and conditions set forth below, the parties hereto

agree as follows:

         1.   The Fund hereby employs the Shareholder

Servicing Agent for the period and on the terms and

conditions set forth herein, subject at all times to the

supervision of the Board of Directors of the Fund, to:

              (i)  Provide services and make efforts to

         publicize the Fund on an ongoing basis to

         investors, including both clients of the




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         Shareholder Servicing Agent and other investors,

         and to remind investors and prospective investors

         of the Fund's features and benefits, including

         communications with clients and their

         representatives, periodic seminars or conference

         calls, internal and external publications,

         presentations at retail system meetings, responses

         to questions from potential or current shareholders

         and specific shareholder contact where appropriate;

             (ii)  Make available to brokers and investors

         market price, net asset value and yield information

         regarding the Fund for the purpose of helping to

         maintain the visibility of the Fund to brokers and

         clients (including investors and prospective

         investors in the Fund); and

            (iii)  Provide financial advice and consultation

         at the request of the Fund with respect to

         consideration by the Board of Directors of the Fund

         of share repurchases or tender offers.

         2.   The Fund will pay the Shareholder Servicing

Agent a fee at an annualized rate of .10 of 1% of the Fund's average weekly net assets for the services provided

hereunder.  For purposes of the calculation of such fee,

average weekly net assets shall be determined on the basis

of the average net assets of the Fund for each weekly period




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(ending on Friday) ending during the month involved.  The

net assets for each weekly period are to be determined by

averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately

preceding weekly period.  When a Friday is not a business

day for the Fund, then the calculation will be based on the

Fund's net assets on the business day immediately preceding

such Friday.  Such fee shall be payable in arrears on the

last day of each calendar month for services provided

hereunder during such month.  For the month and year in

which this Agreement becomes effective or terminates, there

shall be an appropriate proration of such fee on the basis

of the number of days that this Agreement is in effect

during such month and year, respectively.

         3.   The Fund acknowledges that the consulting

services of the Shareholder Servicing Agent provided for

hereunder do not include any advice as to the value of

securities or regarding the advisability of purchasing or

selling any securities for the Fund's portfolio.  No

provision of this Agreement shall be considered as creating,

nor shall any provision create, any obligation on the part

of the Shareholder Servicing Agent, and the Shareholder

Servicing Agent is not hereby agreeing, to furnish any

advice or make any recommendations regarding the purchase or sale of portfolio securities.




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         4.   Nothing herein shall be construed as

prohibiting the Shareholder Servicing Agent or its

affiliates from providing similar or other services to any

other person (including other registered investment

companies), so long as the Shareholder Servicing Agent's

services to the Fund are not impaired thereby.

         5.   The term of this Agreement shall commence upon

the date above, and shall continue in effect until September

30, 1996 and may thereafter be continued for successive

twelve-month periods (computed from each October 1) unless

one party to this Agreement gives to the other party, at

least 60 days prior to the next anniversary hereof, written

notice of intention to terminate, in which case this

Agreement shall terminate on the date specified in such

notice or such anniversary, whichever is later.

         6.   This Agreement shall be construed in

accordance with the laws of the State of New York for

contracts to be performed entirely therein and without

regard to the choice of law principles thereof.

         7.   All notices required or permitted to be sent

under this Agreement shall be sent, if to the Shareholder

Servicing Agent:

              Kidder, Peabody & Co. Incorporated
              60 Broad Street
              New York, New York 10004

              Attention:  William Short

or if to the Fund:


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              Alliance All-Market Advantage Fund, Inc.
              c/o Alliance Capital Management L.P.
              1345 Avenue of the Americas
              New York, New York 10105

              Attention: Mark D. Gersten

or such other name or address as may be given in writing to

the other party.  Any notice shall be deemed to be given or

received on the third day after deposit in the U.S. mails

with certified postage prepaid or when actually received,

whether by hand, express delivery service or facsimile

transmission, whichever is earlier.

         IN WITNESS WHEREOF, the parties hereto have duly

executed this Shareholder Servicing Agreement as of the date first above written.


                        ALLIANCE ALL-MARKET ADVANTAGE FUND, INC.


                        By:/s/ David H. Dievler
                           ________________________________
                             Name:
                             Title:


                        KIDDER, PEABODY & CO. INCORPORATED


                        By:________________________________
                             Name:
                             Title:












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